UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 20, 2006
Date of Report (Date of Earliest Event Reported)

HOSPIRA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-31946	20-0504497
(Commission File Number)	(I.R.S. Employer Identification No.)

275 N. Field Drive
Lake Forest, Illinois 60045
(Address Of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code:  (224) 212-2000

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 20, 2006, Hospira, Inc. (“Hospira”) entered into a scheme implementation agreement relating to the acquisition of Mayne Pharma Limited, an Australian public company listed on the Australian Stock Exchange (“Mayne Pharma”).  The scheme implementation agreement contemplates that a wholly-owned Australian subsidiary of Hospira will acquire Mayne Pharma by means of a scheme of arrangement under Australian law (the “Scheme”), pursuant to which the Company will pay A$4.10 per share for all outstanding shares (including those shares issuable pursuant to outstanding stock options) of Mayne Pharma (a total value of approximately U.S.$2.0 billion) (the “Transaction”).

The Scheme is subject to the satisfaction or waiver of certain closing conditions, including, among others, approval of the Transaction by an Australian court pursuant to the Corporations Act 2001 (Commonwealth) of Australia (the “Corporations Act”), approval of the Scheme by Mayne Pharma shareholders pursuant to the Corporations Act, the absence of a Mayne Pharma material adverse change (as defined in the scheme implementation agreement), and required regulatory approvals or clearances. The Transaction is not subject to a financing condition.  The Scheme is expected to become effective, and the Transaction currently is expected to close, by the end of 2006.

Hospira and Mayne Pharma have made customary representations and warranties and covenants in the scheme implementation agreement, including, among others, Mayne Pharma’s agreement not to solicit or invite proposals from third parties to acquire Mayne Pharma or a substantial part of its business, participate in negotiations related to any such proposal or provide information in furtherance of any such proposal.  Mayne Pharma’s obligations in those cases are subject to certain limited exceptions to permit its board of directors to comply with its fiduciary duties.

The scheme implementation agreement contains certain termination rights and provides that, under certain specified circumstances, Mayne Pharma may be required to pay Hospira a termination fee equal to 1% of the value of Mayne Pharma, the value being calculated by multiplying the number of Mayne Pharma shares outstanding on September 20, 2006 by A$4.10.

To finance the Transaction, Hospira has received a commitment letter, dated September 15, 2006, from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) for up to US$1.925 billion of senior unsecured financing, to consist of a $1.425 billion one-year bridge loan facility and a $500 million three-year term loan facility.  Pursuant to the commitment letter, Morgan Stanley also has agreed that, if Hospira’s existing revolving credit agreement is not amended or otherwise modified to permit the Transaction by October 25, 2006, Morgan Stanley will provide Hospira with a $375 million replacement revolving credit facility.  Loans under the facilities will bear interest at LIBOR plus a margin to be determined based on Hospira’s credit ratings.   Hospira and Morgan Stanley will negotiate definitive loan documents to be entered into by no later than the closing of the Transaction.

The availability of the financing is subject to the satisfaction of various conditions, including the consummation of the merger substantially in accordance with the scheme implementation agreement (with no amendment or modification materially adverse to the lender(s) (without their consent)), the execution of the definitive loan documents contemplated thereby and the absence of a Mayne Pharma material adverse change.  Morgan Stanley’s commitment will expire if the Transaction is not completed on or before January 31, 2007.   Hospira has agreed to pay Morgan Stanley certain fees in connection with the commitment letter and has agreed to indemnify it and its affiliates and representatives against certain liabilities.

The foregoing descriptions of the scheme implementation agreement and commitment letter do not purport to be complete and are qualified in their entirety by reference to the full text of those documents, which are filed as Exhibits 2.1 and 10.1 hereto and are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.		Exhibit

2.1		Scheme Implementation Agreement, dated September 20, 2006, among Hospira, Inc., Hospira Holdings (S.A.) Pty Ltd and Mayne Pharma Limited.

10.1		Commitment Letter, dated September 15, 2006, among Morgan Stanley Senior Funding, Inc. and Hospira, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPIRA, INC.

Dated: September 21, 2006		/s/ Brian J. Smith
	By:	Brian J. Smith
	Its:	Senior Vice President, General Counsel and Secretary